Exhibit 1.1

SALES AGENCY FINANCING AGREEMENT

Sales Agency Financing Agreement (this “Agreement”), dated as of August 19, 2010 between HOST HOTELS & RESORTS, INC., a Maryland corporation (the “Company”), and BNY MELLON CAPITAL MARKETS, LLC, a registered broker-dealer organized under the laws of Delaware (“BNYMCM”).

W I T N E S S E T H:

WHEREAS, the Company has authorized and proposes to issue and sell in the manner contemplated by this Agreement Common Shares with an aggregate Sales Price of up to $400,000,000 upon the terms and subject to the conditions contained herein; and

WHEREAS, BNYMCM has been appointed by the Company as its sole agent to sell the Common Shares and agrees to use its commercially reasonable efforts to sell the Common Shares offered by the Company upon the terms and subject to the conditions contained herein.

NOW THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:

“Actual Sold Amount” means the number of Issuance Shares that BNYMCM has sold during the Selling Period.

“Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first- mentioned Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Time” means the time of sale of any Common Shares pursuant to this Agreement.

“Authorization” has the meaning set forth in Section 3.13.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Code” has the meaning set forth in Section 3.19.

“Comfort Letter Trigger Event” has the meaning set forth in Section 4.08.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Period” means the period commencing on the date of this Agreement and expiring on the earliest to occur of (x) the date on which BNYMCM shall have sold the Maximum Program Amount pursuant to this Agreement, (y) the date this Agreement is terminated pursuant to Article VII or (z) April 28, 2013.

“Common Shares” shall mean shares of the Company’s Common Stock issued or issuable pursuant to this Agreement.

“Common Stock” shall mean the Company’s Common Stock, $0.01 par value per share.

“Controlling Persons” has the meaning set forth in Section 6.01.

“Credit Facility” has the meaning set forth in Section 3.08.

“Effective Date” has the meaning set forth in Section 3.03.

“Environmental Laws” has the meaning set forth in Section 3.23.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“FINRA” has the meaning set forth in Section 5.01(f).

“Floor Price” means the minimum price set by the Company in the Issuance Notice below which BNYMCM shall not sell Common Shares during the applicable Selling Period, which may be adjusted by the Company at any time during the applicable Selling Period and which in no event shall be less than $1.00 without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion.

“Indemnified Party” has the meaning set forth in Section 6.03.

“Indemnifying Party” has the meaning set forth in Section 6.03.

“Issuance” means each occasion the Company elects to exercise its right to deliver an Issuance Notice requiring BNYMCM to use its commercially reasonable efforts to sell the Common Shares as specified in such Issuance Notice, subject to the terms and conditions of this Agreement.

“Issuance Amount” means the aggregate Sales Price of the Issuance Shares to be sold by BNYMCM with respect to any Issuance, which may not exceed $150,000,000 without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion.

“Issuance Date” means any Trading Day during the Commitment Period that an Issuance Notice is deemed delivered pursuant to Section 2.03(b) hereof.

“Issuance Notice” means a written notice to BNYMCM delivered in accordance with this Agreement in the form attached hereto as Exhibit A.

“Issuance Price” means the Sales Price less the Selling Commission.

“Issuance Shares” means all Common Shares issued or issuable pursuant to an Issuance that has occurred or may occur in accordance with the terms and conditions of this Agreement.

“Issuance Supplement” has the meaning set forth in Section 3.01.

“Leases” has the meaning set forth in Section 3.29.

“Lien” has the meaning set forth in Section 3.08.

“Material Adverse Effect” means a material adverse effect on the properties, business, results of operations, condition (financial or otherwise), business affairs or prospects of the Company and its consolidated subsidiaries taken as a whole.

“Maximum Program Amount” means Common Shares with an aggregate Sales Price of $400,000,000 (or, if less, the aggregate amount of Common Shares registered under the Registration Statement).

“Money Laundering Laws” has the meaning set forth in Section 3.26.

“OFAC” has the meaning set forth in Section 3.27.

“Officers” Certificate Trigger Event” has the meaning set forth in Section 4.09.

“Operating Partnership” has the meaning set forth in Section 3.08.

“Opinion Trigger Event” has the meaning set forth in Section 4.07.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

“Pledge and Security Agreement” has the meaning set forth in Section 3.08.

“Principal Market” means the New York Stock Exchange.

“Prospectus” has the meaning set forth in Section 3.01.

“Prospectus Supplement” has the meaning set forth in Section 5.01(k).

“Registration Statement” has the meaning set forth in Section 3.01.

“Representation Date” has the meaning set forth in the introductory paragraph of Article III.

“Sales Price” means the actual sale execution price of each Common Share sold by BNYMCM on the Principal Market hereunder in the case of ordinary brokers’ transactions, or as otherwise agreed by the parties hereto in other methods of sale.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Selling Commission” means 1.0% of the Sales Price of Common Shares sold during a Selling Period.

“Selling Period” means the period of one to ten consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Issuance Notice) following the Trading Day on which an Issuance Notice is delivered or deemed to be delivered pursuant to Section 2.03(b) hereof.

“Senior Notes” has the meaning set forth in Section 3.08.

“Settlement Date” means the third business day following each Trading Day during the Selling Period, when the Company shall deliver to BNYMCM the amount of Common Shares sold on such Trading Day and BNYMCM shall deliver to the Company the Issuance Price received on such sales.

“Significant Subsidiary” means a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.

“Trading Day” means any day which is a trading day on the New York Stock Exchange, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

ARTICLE II

ISSUANCE AND SALE OF COMMON STOCK

Section 2.01 Issuance.

(a) Upon the terms and subject to the conditions of this Agreement, the Company may issue Common Shares through BNYMCM and BNYMCM shall use its commercially reasonable efforts to sell Common Shares, up to the Maximum Program Amount, based on and in accordance with such number of Issuance Notices as the Company in its sole discretion shall choose to deliver during the Commitment Period until the aggregate Sales Price of the Common Shares sold under this Agreement equals the Maximum Program Amount or this Agreement is otherwise terminated. Subject to the foregoing and the other terms and conditions of this Agreement, upon the delivery of an Issuance Notice, and unless the sale of the Issuance Shares described therein has been suspended, cancelled or otherwise terminated in accordance with the terms of this Agreement, BNYMCM will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares up to the Issuance Amount specified in such Issuance Notice, and otherwise in accordance with the terms of such Issuance Notice. BNYMCM will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has made sales of Issuance Shares hereunder setting forth the portion of the Actual Sold Amount for such Trading Day, the corresponding Sales Price and the Issuance Price payable to the Company in respect thereof. BNYMCM may sell Issuance Shares in the manner described in Section 2.01(b) herein. The Company acknowledges and agrees that (i) there can be no assurance that BNYMCM will be successful in selling Issuance Shares and (ii) BNYMCM will incur no liability or obligation to the Company or any other Person if it does not sell Issuance Shares for any reason other than a failure by BNYMCM to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares as required under this Section 2.01. In acting hereunder, BNYMCM will be acting as agent for the Company and not as principal.

(b) Method of Offer and Sale. The Common Shares may be offered and sold by any method or payment permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the Principal Market or sales made to or through a market maker or through an electronic communications network.

(c) Issuances. Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) hereof during the Commitment Period on which the conditions set forth in Section 5.01 and 5.02 hereof have been satisfied, the Company may exercise an Issuance by the delivery of an Issuance Notice, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, to BNYMCM. The number of Issuance Shares that BNYMCM shall use its commercially reasonable efforts to sell pursuant to such Issuance shall have an aggregate Sales Price equal to the Issuance Amount. Each Issuance will be settled on the applicable Settlement Date following the Issuance Date.

Section 2.02 Effectiveness. The effectiveness of this Agreement (the “Closing”) shall be deemed to take place concurrently with the execution and delivery of this Agreement by the parties hereto and the completion of the closing transactions set forth in the immediately following sentence. At the Closing, the following closing transactions shall take place, each of which shall be deemed to occur simultaneously with the Closing: (i) the Company shall deliver to BNYMCM a certificate executed by the Secretary of the Company, signing in such capacity, dated the Closing Date (A) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Common Shares pursuant to this Agreement), which authorization shall be in full force and effect on and as of the date of such certificate and (B) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed the Agreement for or on behalf of the Company; (ii) the Company shall deliver to BNYMCM a certificate executed by any Executive Vice President of the Company and by the Chief Financial Officer of the Company, signing in such respective capacities, dated the Closing Date, confirming that the representations and warranties of the Company contained in this Agreement are true and correct and that the Company has performed, in all material respects, all of its obligations hereunder to be performed on or prior to the Closing Date and as to the matters set forth in Section 5.01(a) hereof; (iii) Latham & Watkins LLP, counsel to the Company, shall deliver to BNYMCM an opinion, dated the Closing Date and addressed to BNYMCM, substantially in the form of Exhibit B-1 attached hereto; (iv) Latham & Watkins LLP, counsel to the Company, shall deliver to BNYMCM a letter, dated the Closing Date and addressed to BNYMCM, substantially in the form of Exhibit B-2 attached hereto; (v) Venable LLP, counsel to the Company, shall deliver to BNYMCM an opinion, dated the Closing Date and addressed to BNYMCM, substantially in the form of Exhibit C attached hereto; (vi) Hogan Lovells US LLP, special tax counsel to the Company, shall deliver to BNYMCM an opinion, dated the Closing Date and addressed to BNYMCM, substantially in the form of Exhibit D attached hereto; (vii) Elizabeth A. Abdoo, Executive Vice President and General Counsel of the Company, shall deliver to BNYMCM an opinion, dated the Closing Date and addressed to BNYMCM, substantially in the form of Exhibit E-1 attached hereto; (viii) Elizabeth A. Abdoo, Executive Vice President and General Counsel of the Company, shall deliver to BNYMCM a letter, dated the Closing Date and addressed to BNYMCM, substantially in the form of Exhibit E-2 attached hereto; (ix) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to BNYMCM, shall deliver to BNYMCM an opinion or letter, dated the Closing Date and addressed to BNYMCM, in form and substance reasonably satisfactory to BNYMCM; (x) KPMG LLP shall deliver to BNYMCM a letter, dated the Closing Date, in form and substance satisfactory to BNYMCM; and (xi) the Company shall pay the expenses set forth in Section 9.02(ii), (iv) and (viii) hereof by wire transfer to the account designated by BNYMCM in writing prior to the Closing.

Section 2.03 Mechanics of Issuances.

(a) Issuance Notice. On any Trading Day during the Commitment Period, the Company may deliver an Issuance Notice to BNYMCM, subject to the satisfaction of the conditions set forth in Sections 5.01 and 5.02; provided, however, that (1) the Issuance Amount for each Issuance as designated by the Company in the applicable Issuance Notice shall in no event exceed $150,000,000 without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion and (2) notwithstanding anything in this Agreement to the contrary, BNYMCM shall have no further obligations with respect to any Issuance Notice if and to the extent the aggregate Sales Price of the Issuance Shares sold pursuant thereto, together with the aggregate Sales Price of the Common Shares previously sold under this Agreement, shall exceed the Maximum Program Amount. Subject to the foregoing, the Company shall have the right, in its sole discretion, to amend at any time and from time to time any Issuance Notice and, if so notified, BNYMCM shall, as soon as reasonably practicable, modify its offers to sell consistent with any such amendment notice; provided, however, that the Company may not amend the Issuance Amount if such amended Issuance Amount is less than the aggregate Sales Price of the Actual Sold Amount as of the time of such amendment.

(b) Delivery of Issuance Notice. An Issuance Notice shall be deemed delivered on the Trading Day that it is received by facsimile or e-mail (and the Company confirms such delivery by telephone (including voicemail message to one of the individuals named on Schedule II hereto)) by BNYMCM. No Issuance Notice or any amendment thereto may be delivered other than on a Trading Day during the Commitment Period.

(c) Floor Price. BNYMCM shall not sell Common Shares in an Issuance below the Floor Price then in effect during the Selling Period with respect to such Issuance and such Floor Price may be adjusted by the Company at any time during any Selling Period upon notice to BNYMCM (in the manner set forth in paragraph (b) above) and confirmation, as soon as reasonably practicable, by BNYMCM to the Company via facsimile or e-mail delivery.

(d) Trading Guidelines. BNYMCM may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell Common Stock for its own account while this Agreement is in effect provided that (i) no such purchase or sale shall take place while an Issuance Notice is in effect (except to the extent BNYMCM may engage in sales of Issuance Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity), (ii) in no circumstances shall BNYMCM have a short position in the Common Stock for its own account and (iii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by BNYMCM. The Company hereby acknowledges and agrees that BNYMCM’s Affiliates may, subject to compliance with Regulation M under the Exchange Act and Section 5 of the Securities Act, if applicable, make markets in the Common Stock or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of Common Stock or other securities of the Company, at the same time BNYMCM is acting as agent pursuant to this Agreement.

Section 2.04 Settlements. Subject to the provisions of Article V, on or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Issuance Shares being sold by crediting BNYMCM or its designee’s account at The Depository Trust Company through its Deposit/Withdrawal At Custodian (DWAC) System, or by such other means of delivery as may be mutually agreed upon by the parties hereto and, upon receipt of such Issuance Shares, which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form, BNYMCM will deliver the related Issuance Price in same day funds delivered to an account designated by the Company prior to the Settlement Date. If the Company defaults in its obligation to deliver Issuance Shares on a Settlement Date, the Company agrees that it will (i) hold BNYMCM harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to BNYMCM any Selling Commission to which it would otherwise have been entitled absent such default.

Section 2.05 Use of Free Writing Prospectus. Neither the Company nor BNYMCM has prepared, used, referred to or distributed, or will prepare, use, refer to or distribute, without the other party’s prior written consent, any “written communication” which constitutes a “free writing prospectus” as such terms are defined in Rule 405 under the Securities Act with respect to the offerings contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, BNYMCM that as of the Closing Date, as of each Issuance Date, as of each Settlement Date and as of any time that the Registration Statement or the Prospectus shall be amended or supplemented (each of the times referenced above is referred to herein as a “Representation Date”), except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) on or before a Representation Date:

Section 3.01 Registration. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is currently listed and quoted on the Principal Market under the trading symbol “HST”, and the Common Shares have been or will have been listed on the Principal Market prior to the delivery of the first Issuance Notice hereunder, subject to notice of issuance. An “automatic shelf registration statement” as defined under Rule 405 under the Securities Act on Form S-3 (File No. 333-166380), which contains a base prospectus, to be used in connection with the public offering and sale of the Common Shares, has been filed with the Commission not earlier than three years prior to the date hereof and became effective upon filing. Such registration statement, as amended, including the financial statements, exhibits and schedules thereto, at each time of effectiveness under the Securities Act, including any required information deemed to be a part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act or the Exchange Act, and the base prospectus constituting a part of such registration statement, together with the Prospectus Supplement (as defined in Section 5.01(k)) and any pricing supplement relating to a particular issuance of the Issuance Shares and filed pursuant to Rule 424(b) promulgated by the Commission under the Securities Act (each, an “Issuance Supplement”), including all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act, in each case, as from time to time amended or supplemented, are referred to herein as the “Registration Statement” and the “Prospectus,” respectively. Promptly after the execution and delivery of this Agreement, the Company will prepare and file the Prospectus Supplement relating to the Issuance Shares pursuant to Rule 424(b) promulgated by the Commission under the Securities Act, as contemplated by Section 5.01(k) of this Agreement. As used in this Agreement, the terms “amendment” or “supplement” when applied to the Registration Statement or the Prospectus shall be deemed to include the filing by the Company with the Commission of any document under the Exchange Act after the date hereof that is or is deemed to be incorporated therein by reference.

Section 3.02 Incorporated Documents. The documents incorporated by reference in the Registration Statement and the Prospectus (collectively, the “Incorporated Documents”), when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and any further documents so filed and incorporated by reference in the Registration Statement and the Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by BNYMCM expressly for use therein.

Section 3.03 Registration Statement; Prospectus. No stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and, to the knowledge of the Company, no proceeding for that purpose has been initiated or threatened by the Commission, and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company. No order preventing or suspending the use of the Prospectus has been issued by the Commission. The Registration Statement and any post effective amendment thereto, as of the Effective Date, conforms, and any further amendments or supplements to the Registration Statement will conform, in all material respects to the requirements of the Securities Act and do not and will not, as of the Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by BNYMCM or on its behalf expressly for use therein. The Prospectus, as of its original issue date, as of the date of any filing of an Issuance Supplement thereto pursuant to Rule 424(b) promulgated by the Commission under the Securities Act, as of each Applicable Time and as of the date of any other amendment or supplement thereto, conforms or will conform in all material respects to the requirements of the Securities Act and, as of such respective dates, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by BNYMCM expressly for use in the Prospectus. As used herein, with respect to the Registration Statement, the term “Effective Date” means, as of a specified time, the later of (i) the date that the Registration Statement or the most recent post-effective amendment thereto was or is declared effective by the Commission under the Securities Act and (ii) the date that the Company’s Annual Report on Form 10-K for its most recently completed fiscal year is filed with the Commission under the Exchange Act.

Section 3.04 Well-Known Seasoned Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act) made or makes any offering relating to the Common Shares in reliance on the exemption of Rule 163 of the Securities Act, and (iv) at the execution time of this Agreement (with such date being used as the determination date for purposes of this clause (iv)), the Company was and is a “well known seasoned issuer” as defined in Rule 405 of the Securities Act.

Section 3.05 Changes. Since the respective dates as of which information is given in the Prospectus and except as disclosed in the Prospectus, (i) neither the Company nor any of its consolidated subsidiaries has incurred any liabilities or obligations, direct or contingent, which are material to the Company and its consolidated subsidiaries taken as a whole nor entered into any material transaction not in the ordinary course of business and (ii) there has not been singly or in the aggregate any material adverse change or any development which would involve a material adverse change, in the properties, business, results of operations, condition (financial or otherwise), business affairs or prospects of the Company and its consolidated subsidiaries taken as a whole.

Section 3.06 Organizational Matters. Each of the Company and its consolidated subsidiaries has been duly organized, is validly existing as a corporation (in the case of the Company), limited liability company (in the case of the Company’s subsidiaries that are limited liability companies) or limited partnership (in the case of the Company’s subsidiaries that are limited partnerships) in good standing under the laws of its respective jurisdiction of organization and has the requisite power and authority to carry on its business as it is currently being conducted, and to own, lease and operate its properties as described in the Registration Statement and Prospectus except where the failure to be in good standing in such jurisdictions would not, singly or in the aggregate, have a Material Adverse Effect; and, as applicable, has the requisite power and authority to authorize the offering of the Common Shares, to execute, deliver and perform this Agreement and to issue, sell and deliver the Common Shares; and each of the Company and its consolidated subsidiaries is duly qualified and is in good standing as a foreign corporation (or other entity) authorized to do business in each jurisdiction where the operation, ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or to be in good standing in such jurisdictions would not, singly or in the aggregate, have a Material Adverse Effect.

Section 3.07 Authorization. This Agreement has been duly authorized and validly executed and delivered by the Company.

Section 3.08 Capitalization. All of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and conform to the description thereof contained in the Prospectus. All of the issued and outstanding shares of capital stock of, or other ownership interests in, each consolidated subsidiary of the Company have been duly and validly authorized and issued, and all of the shares of capital stock of, or other ownership interests in, each such subsidiary other than the subsidiaries set forth on Schedule I hereto (which subsidiaries are so owned in the amounts listed thereon) is owned, directly or through subsidiaries, by the Company (in each case, except for 2% of the partnership interests in Host Hotels & Resorts, L.P. held by third parties, as described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 18, 2010). All such shares of capital stock owned by the Company through its subsidiaries are fully paid and non-assessable (except for the capital stock of the subsidiaries incorporated or amalgamated under the laws of the Provinces of Nova Scotia, the capital stock of which, is assessable pursuant to Section 135 of the Companies Act (Nova Scotia)), and are owned free and clear of any security interest, mortgage, pledge, claim, lien or encumbrance (each, a “Lien”), except for security interests in shares of certain subsidiaries of the Company pursuant to the Second Amended and Restated Pledge and Security Agreement (the “Pledge and Security Agreement”) relating to Host Hotels & Resorts, L.P.’s, a Delaware limited partnership (the “Operating Partnership”), 7 1/8% Series K senior notes due 2013, 6 3/8% Series O senior notes due March 2015, 6 3/4% Series Q senior notes due June 2016, 6 7/8% Series S senior notes due November 2014 and 9% Series T senior notes due May 2017 and the Operating Partnership’s 3.25% exchangeable senior debentures due 2024, 2 5/8% exchangeable senior debentures due April 2027 and 2 1/2% exchangeable senior debentures due October 2029 (collectively, the “Senior Notes”), borrowings under the Second Amended and Restated Credit Agreement, dated as of May 25, 2007, as amended, among the Operating Partnership and certain subsidiaries, the banks party thereto from time to time, and Deutsche Bank AG New York Branch, as administrative agent (the “Credit Facility”) and certain other obligations as set forth in the Pledge and Security Agreement. The unissued Common Shares to be issued and sold by the Company hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable and the issuance of the Common Shares will not be subject to any preemptive or similar rights and will conform to the description thereof contained in the Prospectus. Except as may be described in the Prospectus, there are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or Liens (other than Liens pursuant to the Pledge and Security Agreement) related to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of, or other ownership interest in, any subsidiary of the Company owned directly or indirectly by the Company.

Section 3.09 No Conflicts. The execution and delivery of this Agreement by the Company, the issuance and sale of the Common Shares, the performance of this Agreement and the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach or violation of any of the respective charter or bylaws or other similar organizational instrument of the Company or any of its consolidated subsidiaries or any of the terms or provisions thereof, (ii) result in the suspension, termination or revocation of any Authorization (as defined below) of the Company or any of its consolidated subsidiaries, or other impairment of the rights of the holder of any such Authorization, except for suspensions, terminations or revocations or other impairments which would not have a Material Adverse Effect, (iii) constitute a default or cause an acceleration of any obligation under or result in the imposition or creation of (or the obligation to create or impose) a Lien with respect to, any bond, note, debenture or other evidence of indebtedness or any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its consolidated subsidiaries is a party or by which it or any of them is bound, or to which any properties of the Company or any of its consolidated subsidiaries is or may be subject or (iv) contravene any order of any court or governmental agency or body having jurisdiction over the Company or any of its consolidated subsidiaries or any of their properties, or violate or conflict with any statute, rule or regulation or administrative or court decree applicable to the Company or any of its consolidated subsidiaries, or any of their respective properties except in the case of clauses (iii) or (iv) above, for such suspensions, terminations, revocations, impairments, conflicts or violations which would neither have a Material Adverse Effect nor reasonably be expected materially and adversely to affect the consummation of this Agreement or the transactions contemplated hereby.

Section 3.10 No Consents. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issue and sale of the Common Shares or the consummation by the Company of the transactions contemplated by this Agreement, except the registration under the Securities Act of the Common Shares and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Common Shares.

Section 3.11 No Violations. Neither the Company nor any of its consolidated subsidiaries is in violation of any statute, law, ordinance, governmental rule or regulation or any judgment, decree, rule or order of any court or governmental agency or authority applicable to the Company or its consolidated subsidiaries or any of their respective properties or assets or any applicable zoning laws, ordinances and regulations, except such violations as would not, singly or in the aggregate, have a Material Adverse Effect.

Section 3.12 Legal Proceedings. Except as may be described in the Prospectus, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, pending against or affecting the Company or any of its consolidated subsidiaries, or their respective properties, which is required to be disclosed in the Prospectus and are not so described, or which would result, singly or in the aggregate, in a Material Adverse Effect or which could reasonably be expected to materially and adversely affect the consummation of this Agreement or the transactions contemplated hereby, and to the best of the Company’s knowledge, no such proceedings are contemplated or threatened. No contract or document of a character required to be described in the Prospectus, in order to prevent the Prospectus, as of its date from containing any untrue statement of a material fact or omitting to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, is not so described.

Section 3.13 Permits. (i) The Company and its consolidated subsidiaries have all certificates, consents, exemptions, orders, permits, licenses, authorizations or other approvals (each, an “Authorization”) of and from, and have made all declarations and filings with, all Federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, necessary or required to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Prospectus and all such Authorizations are in full force and effect, except to the extent that the failure to obtain or file or cause to remain in effect would not, singly or in the aggregate, have a Material Adverse Effect, (ii) the Company and its consolidated subsidiaries are in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities and governing bodies having jurisdiction with respect thereto and (iii) neither the Company nor its consolidated subsidiaries has received any notice of proceedings relating to the revocation or modification of any Authorization, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

Section 3.14 No Notices of Condemnation or Zoning Change and No Violations. Neither the Company nor any of its consolidated subsidiaries has received from any governmental authority notice of any condemnation of or zoning change affecting their respective properties or any part thereof or of any violation of any municipal, state or federal law, rule or regulation concerning its properties or any part thereof which has not heretofore been cured or which would have a Material Adverse Effect, or which could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its consolidated subsidiaries knows of any such condemnation or zoning change which is threatened on any of their properties or any such violation, which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its consolidated subsidiaries is in violation of its respective charter or bylaws or other similar organizational instrument or in default in the performance of any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or other contract, lease or other instrument to which any of the Company or any of its consolidated subsidiaries is a party or by which any of them is bound, or to which any of the property or assets of the Company or any of its consolidated subsidiaries is subject, except for such violations or defaults which would neither have a Material Adverse Effect nor reasonably be expected materially and adversely to affect the consummation of this Agreement or the transactions contemplated hereby.

Section 3.15 No Injunctions. To the best knowledge of the Company (A) no action has been taken and no statute, rule or regulation or order has been enacted, adopted or issued by any governmental agency or body which prevents the issuance of the Common Shares or prevents or suspends the use of the Prospectus and (B) no injunction, restraining order or order of any nature by a Federal or state court of competent jurisdiction has been issued with respect to the Company or any of its consolidated subsidiaries which would prevent or suspend the issuance or sale of the Common Shares or the use of the Prospectus. Every request of any securities authority or agency of any jurisdiction for additional information (to be included in the Prospectus) has been complied with in all material respects.

Section 3.16 No Labor Disturbance. The Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors, or of Marriott International, Inc. (or its consolidated subsidiaries) which would have a Material Adverse Effect.

Section 3.17 ERISA. Except with respect to the Hotel Trades Council and Hotel Association Pension Fund and the Host International, Inc. Cleveland Retirement Benefit Plan, neither the Company nor any of its consolidated subsidiaries has sponsored, maintained or contributed to, directly or indirectly, within the last five years, any employee benefit plan subject to Title IV of ERISA, including without limitation “multiemployer plans” (as defined in Section 4001(a)(3) of ERISA).

Section 3.18 Investment Company. Neither the Company nor any of its consolidated subsidiaries is, nor, after giving effect to the offering and sale of the Common Shares and the application of the proceeds thereof as described in the Prospectus, will be, an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 3.19 REIT Status. Since January 1, 1999, the Company has operated, and currently intends to continue to operate, in a manner so as to be qualified and to be subject to tax as a REIT under section 856 et seq. of the Internal Revenue Code of 1986, as amended (the “Code”), on and after January 1, 1999.

Section 3.20 Taxes. All material Tax returns required to be filed by the Company and each of its material consolidated subsidiaries have been filed or validly extended and to the Company’s knowledge all such returns are true, complete, and correct in all material respects. To the Company’s knowledge, all material Taxes that are due from the Company and each of its material consolidated subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) those that have been or would be contested in good faith and by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of the Company and its consolidated subsidiaries in accordance with GAAP. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all Federal, state, local and foreign income taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

Section 3.21 Financial Condition.

(a) The financial statements, together with related schedules and notes, included or incorporated by reference in the Registration Statement and the Prospectus, present fairly the consolidated financial position, results of operations and changes in financial position of the Company and its consolidated subsidiaries on the basis stated in the Registration Statement and the Prospectus at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data included or incorporated by reference in the Registration Statement and the Prospectus are accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company and its consolidated subsidiaries. No other financial statements are required to be set forth or to be incorporated by reference in the Registration Statement or the Prospectus under the Securities Act.

(b) The Company and each of its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15(e) under the Exchange Act.

(d) To the Company’s knowledge, KPMG LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries, are independent public accountants as required by the Securities Act.

Section 3.22 Use of Proceeds. The Company will use the net proceeds from the offering of Common Shares in the manner specified in the Prospectus under “Use of Proceeds.”

Section 3.23 Environmental Matters. Except as would not, singly or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its consolidated subsidiaries is in violation of any environmental, safety or similar law or regulation applicable to its business relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), lacks any permits, licenses or other approvals required of them under applicable Environmental Laws or is violating any terms and conditions of any such permit, license or approval.

Section 3.24 Descriptions in Prospectus. The Common Stock conforms in all material respects to the description thereof set forth under the caption “Description of Capital Stock” contained or incorporated by reference in the Registration Statement and the Prospectus. The statements in the Prospectus under the caption “Plan of Distribution,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair in all material respects.

Section 3.25 Foreign Corrupt Practices Act. Neither the Company nor any of its consolidated subsidiaries has violated any provisions of the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder, except for such violations which, singly or in the aggregate, would not have a Material Adverse Effect.

Section 3.26 Money Laundering Laws. The operations of the Company and its consolidated subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), except for any instances of non-compliance that would not, singly or in the aggregate, have a Material Adverse Effect. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened, except for any actions, suits or proceedings that would not, singly or in the aggregate, have a Material Adverse Effect.

Section 3.27 OFAC. Neither the Company nor any of its consolidated subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Section 3.28 Marketable Title. Each of the Company and its consolidated subsidiaries have good and marketable and insurable title, free and clear of all Liens, to all property and assets described in the Prospectus as being owned by it, except for Liens described in the Prospectus (including, without limitation, all Liens relating to mortgages reflected on the historical or pro forma financial statements or described in the notes thereto included or incorporated by referenced in the Prospectus) and Liens imposed pursuant to the Pledge and Security Agreement or by the indentures relating to the Senior Notes and the Credit Facility or Liens that would not have a Material Adverse Effect and (ii) all liens, charges, encumbrances, claims or restrictions on or affecting the properties and assets of the Company or its consolidated subsidiaries that are required to be disclosed in the Prospectus are disclosed.

Section 3.29 Leases. Except as described in the Prospectus, the leases under which the Company or its consolidated subsidiaries holds or uses real property or other material assets as a lessee (“Leases”) are in full force and effect; and each of the Company and its consolidated subsidiaries has complied with its obligations under the Leases and its franchise agreements other than any non-compliance which, individually or in the aggregate would not result in a Material Adverse Effect; and neither the Company nor any of its consolidated subsidiaries knows of any default by any other party to the Leases and its franchise agreements which, alone or together with other such defaults, would have a Material Adverse Effect.

Section 3.30 No Registration Rights. There are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in any offering contemplated by this Agreement.

Section 3.31 Sale of Common Shares. Immediately after any sale of Common Shares by the Company hereunder, the aggregate amount of Common Stock that has been issued and sold by the Company hereunder will not exceed the aggregate amount of Common Stock registered under the Registration Statement (in this regard, the Company acknowledges and agrees that BNYMCM shall have no responsibility for monitoring the availability of Common Stock for sale, under the Registration Statement).

Section 3.32 Officers’ Certificate. Any certificate signed by any officer of the Company and delivered to BNYMCM or to counsel for BNYMCM in connection with an

Issuance shall be deemed a representation and warranty by the Company to BNYMCM as to the matters covered thereby on the date of such certificate.

Section 3.33 Finder’s Fees. The Company has not incurred (directly or indirectly) nor will it incur, directly or indirectly, any liability for any broker’s, finder’s, financial advisor’s or other similar fee, charge or commission in connection with this Agreement or the transactions contemplated hereby.

Section 3.34 Actively-Traded Security. The Common Stock is an “actively-traded security” as defined in Rule 101(c)(1) of Regulation M under the Exchange Act.

ARTICLE IV

COVENANTS

The Company covenants and agrees during the term of this Agreement with BNYMCM as follows:

Section 4.01 Registration Statement and Prospectus. (i) At any time after the date of delivery of an Issuance Notice and prior to the related Settlement Date, to make no amendment or supplement to the Registration Statement or the Prospectus at any time prior to having afforded BNYMCM a reasonable opportunity to review and comment thereon; provided, however, that this clause (i) shall not apply to (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares and (y) an amendment or supplement by means of a Current Report on Form 8-K that does not include financial statements or an earnings release filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus; provided, further, that the Company will give prior written notice to BNYMCM of the intention to file such report and describing the subject matter to be included in such report as soon as reasonably practicable prior to the filing of such report; (ii) upon the reasonable request of BNYMCM, to prepare, with respect to any Issuance Shares to be sold pursuant to this Agreement, an Issuance Supplement with respect to such Common Shares in a form previously approved by BNYMCM and to file such Issuance Supplement pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and to deliver such number of copies of each Issuance Supplement to each exchange or market on which such sales were effected, in each case unless delivery and filing of such an Issuance Supplement is not required by applicable law, by the rules and regulations of the Commission or by the rules and regulations of each exchange or market on which such sales were effected; (iii) at any time other than the period after the date of delivery of an Issuance Notice and prior to the related Settlement Date, to make no amendment or supplement to the Registration Statement or the Prospectus at any time prior to having afforded BNYMCM a reasonable opportunity to review and comment thereon, and to advise BNYMCM as promptly as practicable when any such amendment to the Registration Statement has been filed or has become effective or any such amendment or supplement to the Prospectus has been filed with the Commission; provided, however, that this clause (iii) shall not apply to (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares and (y) an amendment or supplement by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Proxy Statement on Form 14A or a Current Report on Form 8-K or any amendments thereto filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Registration Statement or the Prospectus; (iv) to file within the time periods required by the Exchange Act all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction in connection with the offering or sale of the Common Shares, and during such same period to advise BNYMCM, promptly after the Company receives notice thereof if such notice shall be received during a Selling Period, or as soon as practicable at all other times, of the time when any amendment to the Registration Statement has been filed or has become effective or any supplement to the Prospectus or any amended Prospectus has been filed with the Commission, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Common Shares, of the suspension of the qualification of the Common Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, of any request by the Commission for the amendment or supplement of the Registration Statement or the Prospectus or for additional information, or the receipt of any comments from the Commission with respect to the Registration Statement or the Prospectus (including, without limitation, any Incorporated Documents); and (v) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification, to use promptly its commercially reasonable efforts to obtain its withdrawal;

Section 4.02 Blue Sky. To use its commercially reasonable efforts to cause the Common Shares to be listed on the Principal Market and promptly from time to time to take such action as BNYMCM may reasonably request to cooperate with BNYMCM in the qualification of the Common Shares for offering and sale under the securities laws of such jurisdictions within the United States as BNYMCM may reasonably request and to use its commercially reasonable efforts to comply with such laws so as to permit the continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the sale of the Common Shares, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject;

Section 4.03 Copies of Registration Statement and Prospectus. To furnish BNYMCM with copies (which may be electronic copies) of the Registration Statement and each amendment thereto, and with copies of the Prospectus and each amendment or supplement thereto (in each case, excluding the documents incorporated by reference therein if available through the Commission’s EDGAR system) in the form in which it is filed with the Commission pursuant to the Securities Act or Rule 424(b) promulgated by the Commission under the Securities Act, both in such quantities as BNYMCM may reasonably request from time to time; and, if the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction at any time on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of the Common Shares and if at such time any event has occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it is necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify BNYMCM and request BNYMCM to suspend offers to sell Common Shares (and, if so notified, BNYMCM shall cease such offers as promptly as practicable); and if the Company decides to amend or supplement the Registration Statement or the Prospectus as then amended or supplemented, to advise BNYMCM as promptly as practicable by telephone (with confirmation in writing, which may be by e-mail) and to prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance; provided, however, that if during such same period BNYMCM is required to deliver a prospectus in respect of transactions in the Common Shares, the Company shall as promptly as practicable prepare and file with the Commission such an amendment or supplement;

Section 4.04 Rule 158. To make generally available to its holders of the Common Shares as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) promulgated by the Commission under the Securities Act), an earnings statement of the Company and its consolidated subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act (including the option of the Company to file periodic reports in order to make generally available such earnings statement, to the extent that it is required to file such reports under Section 13 or Section 15(d) of the Exchange Act, pursuant to Rule 158 promulgated by the Commission under the Securities Act);

Section 4.05 Information. Except where such reports, communications, financial statements or other information is available on the Commission’s EDGAR system, to furnish to BNYMCM upon request (in paper or electronic format) copies of all reports or other communications (financial or other) furnished generally to shareholders and filed with the Commission pursuant to the Exchange Act, and deliver to BNYMCM (in paper or electronic format) (i) promptly after they are available, copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed; and (ii) such additional publicly available information concerning the business and financial condition of the Company as BNYMCM may from time to time reasonably request during the term of this Agreement (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its stockholders generally or to the Commission);

Section 4.06 Representations and Warranties. That each delivery of an Issuance Notice and each delivery of Common Shares on a Settlement Date shall be deemed to be (i) an affirmation to BNYMCM that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such Issuance Notice or of such Settlement Date, as the case may be, as though made at and as of each such date, except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto), and (ii) an undertaking that the Company will advise BNYMCM if any of such representations and warranties will not be true and correct as of the Settlement

Date for the Common Shares relating to such Issuance Notice, as though made at and as of each such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Common Shares);

Section 4.07 Opinions of Counsel; Negative Assurance Letters. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to an offering of securities other than the Common Shares, (y) an Issuance Supplement or (z) a Current Report on Form 8-K (other than a Current Report on Form 8-K containing financial statements or an earnings release or with respect to material federal income tax considerations relating to ownership of the Company’s Common Stock), unless in the case of (x), (y) or (z), reasonably requested by BNYMCM within 5 business days of the filing thereof with the Commission), including by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K containing financial statements or an earnings release or with respect to material federal income tax considerations relating to ownership of the Company’s Common Stock filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus (each such amendment or supplement an “Opinion Trigger Event”), the Company shall at such time selected by the Company on or following the date of such Opinion Trigger Event (except that during a Selling Period or any other period in which a prospectus relating to the Issuance Shares is required to be delivered by BNYMCM under the Securities Act, such time shall be as soon as practicable and in no event later than one Trading Day after each Opinion Trigger Event that occurs during such period; and provided that, in any case, delivery shall be a condition to the delivery of an Issuance Notice) furnish or cause to be furnished forthwith to BNYMCM the written opinions and negative assurance letters addressing the matters described in clauses (iii) through (ix) of Section 2.02 of this Agreement (provided, however, that in the case of an amendment or supplement by means of a Current Report on Form 8-K with respect to material federal income tax considerations relating to ownership of the Company’s Common Stock, only the opinion set forth in Section 2.02(vi) shall be required to be delivered and provided, further that, notwithstanding the foregoing, the Company shall not be required to provide the written opinions and negative assurance letters described in clauses (iii) through (ix) of Section 2.02 in connection with a regularly scheduled earnings release for a quarterly period, provided that (x) the Company files its Quarterly Report on Form 10-Q for the applicable period within ten business days after the earnings release is issued for the same period, (y) the Company delivers the written opinions and negative assurance letters described in clauses (iii) through (ix) of Section 2.02 in connection with such Form 10-Q and (z) no Issuance Notice is delivered within the ten business day period referred to in clause (x) above), dated the date of delivery and in form and substance reasonably satisfactory to BNYMCM, (i) if such counsel have previously furnished opinions and letters to the effect set forth in the exhibits hereto, such counsel shall at its option, either issue such opinions or letters to the effect set forth in exhibits hereto, of the same tenor as such opinions and letters of such counsel but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date or may issue a letter to the effect that BNYMCM may rely on such previously furnished opinions and letters of such counsel to the same extent as though they were dated the date of such letters authorizing reliance (except that the statements in such last opinions and letters shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) or (ii) if such counsel have not previously furnished opinions and letters to the effect set forth in exhibits hereto, of the same tenor as such opinions and letters of such counsel but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date; provided, however that the Company shall not be obligated to deliver any such opinion unless and until such time as the Company delivers an Issuance Notice or the Opinion Trigger Event occurs during a Selling Period;

Section 4.08 Comfort Letters. That each time the Registration Statement or the Prospectus is amended or supplemented, including by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K (but only a Current Report on Form 8-K that contains financial statements or an earnings release of the Company filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus), other than an amendment or supplement relating solely to an issuance or offering of securities other than the Common Shares, in any case to set forth financial information included in or derived from the Company’s financial statements or accounting records, and upon the reasonable request of BNYMCM within 5 business days of a filing with the Commission that amends or supplements the Registration Statement or the Prospectus if the opinions and letters of counsel referenced in Section 4.07 are being delivered (each such amendment or supplement, a “Comfort Letter Trigger Event”), the Company shall at such time selected by the Company on or following the date of such Comfort Letter Trigger Event (except that during a Selling Period or any other period in which a prospectus relating to the Issuance Shares is required to be delivered by BNYMCM under the Securities Act, such time shall be as soon as practicable and in no event later than one Trading Day after each Comfort Letter Trigger Event that occurs during such period; and provided that, in any case, delivery shall be a condition to the delivery of an Issuance Notice) cause the independent registered public accounting firm who has audited the financial statements of the Company included or incorporated by reference in the Registration Statement forthwith to furnish to BNYMCM a letter, dated the date of delivery, in form reasonably satisfactory to BNYMCM, of the same tenor as the letter referred to in Section 5.01(g) hereof but modified to relate to the Registration Statement and the Prospectus as amended or supplemented to the date of such letter, with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of the Company, to the extent such financial statements and other information are available as of a date not more than five business days prior to the date of such letter; provided, however, that, with respect to any financial information or other matters, such letter may reconfirm as true and correct at such date as though made at and as of such date, rather than repeat, statements with respect to such financial information or other matters made in the letter referred to in Section 5.01(g) hereof that was last furnished to BNYMCM; provided further, however, that the Company shall not be obligated to deliver any such comfort letter unless and until such time as the Company delivers an Issuance Notice or the Comfort Letter Trigger Event occurs during a Selling Period; and provided, further that, notwithstanding the foregoing, the Company shall not be required to provide such comfort letter in connection with a regularly scheduled earnings release for a quarterly period, provided that (x) the Company files its Quarterly Report on Form 10-Q for the applicable period within ten business days after the earnings release is issued for the same period, (y) the Company delivers such comfort letter in connection with such Form 10-Q and (z) no Issuance Notice is delivered within the ten business day period referred to in clause (x) above;

Section 4.09 Officers’ Certificate. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to an offering of securities other than the Common Shares, (y) an Issuance Supplement or (z) a Current Report on Form 8-K (other than a Current Report on Form 8-K containing financial statements or an earnings release or with respect to material federal income tax considerations relating to ownership of the Company’s Common Stock), unless in the case of (x), (y) or (z), reasonably requested by BNYMCM within 5 business days of the filing thereof with the Commission), including by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K containing financial statements or an earnings release or with respect to material federal income tax considerations relating to ownership of the Company’s Common Stock filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus (each such amendment or supplement an Officers’ Certificate Trigger Event”), the Company shall at such time selected by the Company on or following the date of such Officers’ Certificate Trigger Event (except that during a Selling Period or any other period in which a prospectus relating to the Issuance Shares is required to be delivered by BNYMCM under the Securities Act, such time shall be as soon as practicable and in no event later than one Trading Day after each Officers’ Certificate Trigger Event that occurs during such period; and provided that, in any case, delivery shall be a condition to the delivery of an Issuance Notice) furnish or cause to be furnished forthwith to BNYMCM a certificate, dated the date of delivery, in such form and executed by such officers of the Company as is reasonably satisfactory to BNYMCM, of the same tenor as the certificate referred to in Section 2.02(ii) but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date; provided, however, that the Company shall not be obligated to deliver any such officers’ certificate unless and until such time as the Company delivers an Issuance Notice or the Officers’ Certificate Trigger Event occurs during a Selling Period; and provided, further that, notwithstanding the foregoing, the Company shall not be required to provide an Officers’ Certificate in connection with a regularly scheduled earnings release for a quarterly period, provided that (x) the Company files its Quarterly Report on Form 10-Q for the applicable period within ten business days after the earnings release is issued for the same period, (y) the Company delivers an Officers’ Certificate in connection with such Form 10-Q and (z) no Issuance Notice is delivered within the ten business day period referred to in clause (x) above;

Section 4.10 Stand Off Agreement. Without the written consent of BNYMCM, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable for Common Stock (other than Common Shares hereunder), warrants or any rights to purchase or acquire, Common Stock during the period beginning on the first (1st) Trading Day immediately prior to the date on which any Issuance Notice is delivered to BNYMCM hereunder and ending on the first (1st) Trading Day immediately following the Settlement Date with respect to Common Shares sold pursuant to such Issuance Notice; provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (i) Common Stock, options to purchase shares of Common Stock or Common Stock issuable upon the exercise of options or other equity awards pursuant to any employee or director stock option, incentive or benefit plan, stock purchase or ownership plan or dividend reinvestment plan (but not shares subject to a waiver to exceed plan limits in its stock purchase plan) of the Company, (ii) Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights disclosed in the Company’s Commission filings and (iii) Common Stock issuable as consideration in connection with acquisitions of business, assets or securities of other Persons;

Section 4.11 Market Activities. The Company has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Common Shares; and

Section 4.12 Due Diligence. The Company will cooperate timely with any reasonable due diligence review conducted by BNYMCM or its counsel from time to time in connection with the transactions contemplated hereby, including, without limitation, and upon reasonable notice, providing information and making available documents and appropriate corporate officers and the Company’s accountants, during regular business hours and at the Company’s principal offices, as BNYMCM may reasonably request.

ARTICLE V

CONDITIONS TO DELIVERY OF ISSUANCE

NOTICES AND TO SETTLEMENT

Section 5.01 Conditions Precedent to the Right of the Company to Deliver an Issuance Notice and the Obligation of BNYMCM to Sell Common Shares During the Selling Period(s). The right of the Company to deliver an Issuance Notice hereunder is subject to the satisfaction, on the date of delivery of such Issuance Notice, and the obligation of BNYMCM to sell Common Shares during the applicable Selling Period is subject to the satisfaction, on the applicable Settlement Date, of each of the following conditions:

(a) Effective Registration Statement and Authorizations. The Registration Statement shall remain effective and sales of all of the Common Shares (including all of the Issuance Shares issued with respect to all prior Issuances and all of the Issuance Shares expected to be issued in connection with the Issuance specified by the current Issuance Notice) may be made by BNYMCM thereunder, and (i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and, to the knowledge of the Company, no proceeding for that purpose shall have been initiated or threatened by the Commission; (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or Prospectus shall exist; (iii) all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of BNYMCM and (iv) no event specified in Section 4.03 hereof shall have occurred and be continuing without the Company amending or supplementing the Registration Statement or the Prospectus as provided in Section 4.03. The authorizations referred to in Section 3.10 of this Agreement shall have been issued and shall be in full force and effect, and such authorizations shall not be the subject of any pending or, to the knowledge of the Company, threatened application for rehearing or petition for modification, and are sufficient to authorize the issuance and sale of the Common Shares.

(b) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct as of the Closing Date, as of the applicable date referred to in Section 4.09 that is prior to such Issuance Date or Settlement Date, as the case may be, and as of such Issuance Date and Settlement Date as though made at such time.

(c) Performance by the Company. The Company shall have performed, satisfied and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such date.

(d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

(e) Material Adverse Changes. Since the date of this Agreement, no event that had or is reasonably likely to have a Material Adverse Effect shall have occurred that has not been disclosed in the Registration Statement or the Prospectus (including the documents incorporated by reference therein and any supplements thereto).

(f) No Suspension of Trading In or Delisting of Common Stock; Other Events. The trading of the Common Stock (including without limitation the Issuance Shares) shall not have been suspended by the Commission, the Principal Market or the Financial Industry Regulatory Authority (“FINRA”) since the immediately preceding Settlement Date or, if there has been no Settlement Date, the Closing Date, and the Common Shares (including without limitation the Issuance Shares) shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market. There shall not have occurred (and be continuing in the case of occurrences under clause (i) and (ii) below) any of the following: (i) if trading generally on the New York Stock Exchange has been suspended or materially limited, or minimum and maximum prices for trading have been fixed, or maximum ranges for prices have been required, by said exchange or by such system or by order of the Commission, FINRA or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (ii) a general moratorium on commercial banking activities in New York declared by either federal or New York state authorities; or (iii) any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak or escalation of hostilities or other calamity or crisis involving the United States or the declaration by the United States of a national emergency or war or any change or development involving a prospective change in national or international political, financial or economic conditions, if the effect of any such event specified in this clause (iii) in the sole judgment of BNYMCM makes it impracticable or inadvisable to proceed with the sale of Common Shares of the Company.

(g) Comfort Letter. The independent registered public accounting firm who has audited the Company’s financial statements included or incorporated by reference in the Registration Statement shall have furnished to BNYMCM a letter required to be delivered pursuant to Section 4.08 on or before the date on which satisfaction of this condition is determined.

(h) No Defaults. The execution and delivery of this Agreement and the issuance and sale of the Common Shares and the compliance by the Company with all of the provisions of this Agreement will not result in the Company or any of its consolidated subsidiaries being in default of (whether upon the passage of time, the giving of notice or both) its organizational and other governing documents, or any provision of any security issued by the Company or any of its consolidated subsidiaries, or of any agreement, instrument or other undertaking to which the Company or any of its consolidated subsidiaries is a party or by which it or any of its property or assets is bound, or the applicable provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company, any of its consolidated subsidiaries or any of their property or assets is bound, in each case which default, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(i) Trading Cushion. The Selling Period for any previous Issuance Notice shall have expired or been terminated.

(j) Maximum Issuance Amount. In no event may the Company issue an Issuance Notice to sell an Issuance Amount to the extent that (I) the sum of (x) the Sales Price of the requested Issuance Amount, plus (y) the aggregate Sales Price of all Common Shares issued under all previous Issuances effected pursuant to this Agreement, would exceed the Maximum Program Amount or (II) the requested Issuance Amount exceeds $150,000,000.

(k) Prospectus Supplement and Issuance Supplement. (1) A supplement to the prospectus included in the Registration Statement related to the offering and sale of Common Shares pursuant to this Agreement (the “Prospectus Supplement”), in form and substance to be agreed upon by the parties hereto, setting forth information regarding this Agreement including, without limitation, the Maximum Program Amount, shall have been filed with the Commission pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and sufficient copies thereof delivered to BNYMCM on or prior to the Issuance Date; (2) to the extent required by Section 4.01(ii), an Issuance Supplement, in form and substance to be agreed upon by the parties, shall have been filed with the Commission pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and sufficient copies thereof delivered to BNYMCM on or prior to the Issuance Date.

(l) Counsel Letters. The counsel specified in Section 2.02, or other counsel selected by the Company and reasonably satisfactory to BNYMCM shall have furnished to BNYMCM their written opinions and letters, required to be delivered pursuant to Section 4.07 on or before the date on which satisfaction of this condition is determined.

(m) Officers’ Certificate. The Company shall have furnished or caused to be furnished to BNYMCM an officers’ certificate executed by any Executive Vice President of the Company and by the Chief Financial Officer of the Company, signing in such respective capacities, required to be delivered pursuant to Section 4.09 on or before the date on which satisfaction of this condition is determined, as to the matters specified in Section 2.02(ii).

(n) Other Documents. Prior to each Issuance Date and Settlement Date, BNYMCM and its counsel shall have been furnished with such documents as they may reasonably require in order to evidence the accuracy and completeness of any of the representations or warranties, or the fulfillment of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Common Shares as herein contemplated shall be reasonably satisfactory in form and substance to BNYMCM and its counsel.

Section 5.02 Documents Required to be Delivered. BNYMCM’s obligation to sell Common Shares pursuant to an Issuance hereunder shall additionally be conditioned upon the delivery to BNYMCM on or before the Issuance Date of a certificate in form and substance reasonably satisfactory to BNYMCM, executed by any Executive Vice President or the Chief Financial Officer of the Company, to the effect that all conditions to the delivery of such Issuance Notice shall have been satisfied as at the date of such certificate (which certificate shall not be required if the foregoing representations shall be set forth in the Issuance Notice).

Section 5.03 Suspension of Sales. The Company or BNYMCM may, upon notice to the other party in writing (including via e-mail to one of the individuals named on Schedule II hereto), or by telephone (confirmed immediately by verifiable facsimile transmission or via e-mail to one of the individuals named on Schedule II hereto), suspend any sale of Issuance Shares, and the Selling Period shall immediately terminate; provided, however, that such suspension and termination shall not affect or impair either party’s obligations with respect to any Issuance Shares sold hereunder prior to the receipt of such notice. The Company agrees that no such notice shall be effective against BNYMCM unless it is made to one of the individuals named on Schedule II hereto, as such Schedule may be amended from time to time. BNYMCM agrees that no such notice shall be effective against the Company unless it is made to one of the individuals named on Schedule II hereto, as such Schedule may be amended from time to time.

ARTICLE VI

INDEMNIFICATION AND CONTRIBUTION

Section 6.01 Indemnification by the Company. The Company agrees to indemnify and hold harmless BNYMCM, its officers, directors, employees and agents, and each Person, if any, who controls BNYMCM within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents (collectively, the “Controlling Persons”), from and against any and all losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which BNYMCM, its officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, any Free Writing Prospectus or or any other prospectus relating to the Common Shares, or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any amendment or supplement thereto, any Free Writing Prospectus or any preliminary prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are made in reliance upon and in conformity with information related to BNYMCM furnished in writing to the Company by BNYMCM or on its behalf expressly for use therein, and the Company shall reimburse BNYMCM, its officers, directors, employees and agents, and each Controlling Person for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.

Section 6.02 Indemnification by BNYMCM. BNYMCM agrees to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents, from and against any losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which the Company, its officers, directors, employees or agents, any such controlling Person and any officer, director, employee or agent of such controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as losses, claims, damages or liabilities (or action or proceeding in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, any Free Writing Prospectus or any other prospectus relating to the Common Shares, or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, any Free Writing Prospectus or any other prospectus relating to the Common Shares, or any amendment or supplement thereto or any preliminary prospectus, in light of the circumstances in which they were made) not misleading in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information related to BNYMCM furnished to the Company by or on behalf of BNYMCM expressly for use therein, and BNYMCM shall reimburse the Company, its officers, directors, employees and agents, and each Controlling Person for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.

Section 6.03 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 6.01 or 6.02, the Indemnified

Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action. In the event an Indemnified Party shall fail to give such notice as provided in this Section 6.03 and the Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Sections 6.01 or 6.02 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under Section 6.01 or 6.02. If any such claim or action shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) such Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest with the Company, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of each such Indemnified Party from all losses, claims, damages or liabilities arising out of such claim or proceeding and such settlement does not admit or constitute an admission of fault, guilt, failure to act or culpability on the part of any such Indemnified Party. Whether or not the defense of any claim or action is assumed by an Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, which consent will not be unreasonably withheld.

Section 6.04 Contribution. If for any reason the indemnification provided for in this Article VI is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company, on the one hand, and BNYMCM, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and BNYMCM on the other hand from the offering of the Common Shares to which such losses, claims, damages or liabilities relate. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnifying Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and of BNYMCM in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and by BNYMCM, on the other, shall be deemed to be in the same proportion as the total net proceeds from the sale of Common Shares (before deducting expenses) received by the Company bear to the total commissions received by BNYMCM in respect thereof. The relative fault of the Company, on the one hand, and of BNYMCM, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on one hand or by BNYMCM on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and BNYMCM agree that it would not be just and equitable if contribution pursuant to this Section 6.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.04, BNYMCM shall in no event be required to contribute any amount in excess of the commissions received by it under this Agreement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6.04 each officer, director, employee and agent of BNYMCM, and each Controlling Person, shall have the same rights to contribution as BNYMCM, and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The obligations of the Company and BNYMCM under this Article VI shall be in addition to any liability that the Company and BNYMCM may otherwise have.

ARTICLE VII

TERMINATION

Section 7.01 Term. Subject to the provisions of this Article VII, the term of this Agreement shall run until the end of the Commitment Period.

Section 7.02 Termination by BNYMCM. BNYMCM may terminate the right of the Company to effect any Issuances under this Agreement upon one (1) Trading Day’s notice if any of the following events shall occur:

(a)	The Company or any Significant Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

(b)	Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any of its Significant Subsidiaries;

(c)	The Company shall fail to maintain the listing of the Common Stock on the Principal Market;

(d)	Since the Effective Date, there shall have occurred any event, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(e)	BNYMCM shall have given ten (10) days’ notice of its election to terminate this Agreement, in its sole discretion, at any time.

Section 7.03 Termination by the Company. The Company shall have the right, by giving ten (10) days’ notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. After delivery of such notice, the Company shall no longer have any right to deliver any Issuance Notices hereunder.

Section 7.04 Liability; Provisions that Survive Termination. If this Agreement is terminated pursuant to this Article VII, such termination shall be without liability of any party to any other party except as provided in Section 9.02 and for the Company’s obligations in respect of all prior Issuance Notices, and provided further that in any case the provisions of Article VI, Article VIII and Article IX shall survive termination of this Agreement without limitation.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY

All representations and warranties of the Company herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of BNYMCM and its officers, directors, employees and agents and any Controlling Persons, (ii) delivery and acceptance of the Common Shares and payment therefor or (iii) any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Press Releases and Disclosure. The Company may issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date, and may file with the Commission a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby, and the Company shall provide such documents to BNYMCM for review prior to issuance and filing. No party hereto shall issue thereafter any press release or like public statement (including, without limitation, any disclosure required in reports filed with the Commission pursuant to the Exchange Act) related to this Agreement or any of the transactions contemplated hereby that has not been previously disclosed without the prior written approval of the other party hereto, except as may be necessary or appropriate in the opinion of the party seeking to make disclosure to comply with the requirements of applicable law or stock exchange rules. If any such press release or like public statement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is reasonably satisfactory to all parties. Notwithstanding the foregoing, the Company may disclose the results of any Issuance, including the Issuance Price and the number of Common Shares issued pursuant to an Issuance in an earnings release, a Quarterly Report on Form 10-Q or in an Annual Report on Form 10-K and the Company may also provide oral updates of such previously publicly disclosed information to investors and/or stockholders without the prior review or approval of BNYMCM.

Section 9.02 Expenses. The Company covenants and agrees with BNYMCM that the Company shall pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the preparation, printing and filing of the Registration Statement, the Prospectus and any Issuance Supplements and all other amendments and supplements thereto and the mailing and delivering of copies thereof to BNYMCM and the Principal Market; (ii) BNYMCM’s reasonable documented out-of-pocket expenses (up to $75,000 in the aggregate), including the reasonable fees, disbursements and expenses of counsel for BNYMCM (including in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof, in connection with preparing any blue sky survey and in connection with any review by FINRA), in connection with this Agreement and the Registration Statement and any Issuances hereunder and ongoing services in connection with the transactions contemplated hereunder; (iii) the cost (other than those expenses described in clause (ii) above) of printing, preparing or reproducing this Agreement and any other documents in connection with the offering, purchase, sale and delivery of the Common Shares; (iv) all filing fees and expenses (other than those expenses described in clause (ii) above) in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof; (v) the cost of preparing the Common Shares; (vi) the fees and expenses of any transfer agent of the Company; (vii) the cost of providing any CUSIP or other identification numbers for the Common Shares; (viii) the fees and expenses incurred in connection with the listing or qualification of the Common Shares on the Principal Market and any filing fees incident to any required review by the FINRA of the terms of the sale of the Common Shares in connection with this Agreement and the Registration Statement (including the reasonable fees, disbursements and expenses of counsel for BNYMCM), and (ix) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this Section. In addition to the foregoing, during the term of this Agreement, the Company shall pay BNYMCM’s attorneys’ fees for its quarterly due diligence review in connection with the delivery by the Company of an Issuance Notice and review of the opinions, letters and certificates delivered pursuant to Sections 4.07, 4.08 and 4.09 and related matters (in an aggregate amount not to exceed $25,000 in any quarter).

Section 9.03 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company to: Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817, Attention: Secretary, Facsimile No.: 240-744-5154, with a copy (which shall not constitute notice) to: Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004, Attention: Scott C. Herlihy, Facsimile No.: 202-637-2201; and (ii) if to BNYMCM, BNY Mellon Capital Markets, LLC, 32 Old Slip, 15th Floor, New York, New York 10286, Attention: Daniel C. de Menocal, Jr., Facsimile No.: 212-804-5832, with a copy (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, Attention: Michael J. Zeidel, Facsimile No.: 917-777-3259. Except as otherwise set forth herein (including in Sections 2.03, 4.03 and 5.03), notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or confirmed facsimile. Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service for next day delivery, unless otherwise provided herein.

Section 9.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

Section 9.05 Amendment and Waiver. This Agreement may not be amended, modified, supplemented, restated or waived except by a writing executed by the party against which such amendment, modification, supplement, restatement or waiver is sought to be enforced. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

Section 9.06 No Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company or BNYMCM. Any purported assignment or delegation of rights, duties or obligations hereunder shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and, to the extent provided in Article VI, the controlling persons, officers, directors, employees and agents referred to in Article VI. This Agreement is not intended to confer any rights or benefits on any Persons other than as set forth in Article VI or elsewhere in this Agreement.

Section 9.07 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.08 Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.

Section 9.09 Titles and Headings. Titles, captions and headings of the sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

Section 9.10 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 9.11 Waiver of Jury Trial. The Company and BNYMCM each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

Section 9.13 No Fiduciary Duty. The Company acknowledges and agrees that (i) the purchase and sale of the Common Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and BNYMCM, on the other, (ii) in connection therewith and with the process leading to such transaction BNYMCM is acting solely as a principal and not the agent or fiduciary of the Company, (iii) BNYMCM has not assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether BNYMCM has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that BNYMCM has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company in connection with such transaction or the process leading thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

HOST HOTELS & RESORTS, INC.

By:	/s/ Larry K. Harvey
Name: Larry K. Harvey
Title: Executive Vice President and Chief Financial Officer

BNY MELLON CAPITAL MARKETS, LLC

By:	/s/ Daniel C. de Menocal, Jr.
Name: Daniel C. de Menocal, Jr.
Title: Managing Director

EXHIBIT A

ISSUANCE NOTICE

[Date]

BNY Mellon Capital Markets, LLC

32 Old Slip, 15th Floor

New York, New York 10286

Attn: Daniel C. de Menocal, Jr.

Reference is made to the Sales Agency Financing Agreement between Host Hotels & Resorts, Inc. (the “Company”) and BNY Mellon Capital Markets, LLC (“BNYMCM”) dated as of August 19, 2010. The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof.

Effective Date of Delivery of Issuance Notice (determined pursuant to Section 2.03(b)):

Number of Days in Selling Period:

First Date of Selling Period:

Last Date of Selling Period:

Settlement Date(s):

Issuance Amount:	$

Floor Price Limitation (Adjustable by Company during the Selling Period, and in no event less than $1.00 without the prior written consent of BNYMCM, which consent may be withheld in BNYMCM’s sole discretion): $             per share

Comments:

HOST HOTELS & RESORTS, INC.

A-1

By:
Name: Title:	[CEO or Chief Financial Officer]

A-2

SCHEDULE I

Subsidiaries Not Wholly Owned

by

HOST HOTELS & RESORTS, INC.

Percentage Owned By

Host Hotels & Resorts, Inc.

Name of Non-Wholly Owned Subsidiary	(Indirectly or Directly)

Lauderdale Beach Association	49.9%

Philadelphia Market Street Marriott II Limited Partnership	96.88%

Philadelphia Market Street HMC Hotel Limited Partnership	97.75%

Elcrisa S.A. de C.V.	52.40% Common; 54.09% Preferred

S-I